Exhibit 99.1
                                                     News Release

     FOR IMMEDIATE RELEASE

     Contact:
     Jerome I. Feldman
     Chairman of the Board
     914-249-9750

                          FIVE STAR PRODUCTS ANNOUNCES
                  NON-BINDING LETTER OF INTENT TO SELL COMPANY

     NEW YORK - May 9, 2006 - Five Star Products, Inc. (FSPX.OB), a paint and hardware distribution company, today announced that it and National Patent Development Corporation (NPDV.OB), which owns approximately 64% of the Company's outstanding Common Stock, had signed a non-binding letter of intent with FLJ Partners, LLC to enter into a series of transactions that, if consummated, would result in the Company becoming a wholly owned subsidiary of FLJ. The letter of intent, which is subject to a number of conditions including, without limitation, due diligence by FLJ, the negotiation and execution of definitive agreements, and possible third party consents, contemplates that the Company's stockholders would receive approximately $.3230 per share of Common Stock if the transactions are consummated. FLJ has indicated that it intends to attempt to enter into acceptable arrangements to retain the Company's current management. The Company and National Patent have agreed to negotiate exclusively with FLJ with respect to the Company until May 31, 2006.

     The letter of intent contemplates that (i) FLJ will create a newly formed entity ("Newco"), which will enter into a merger agreement with the Company and a stock purchase agreement with National Patent, (ii) Newco will commence a tender offer for all of the Company's outstanding shares, at the same $.3230 price per share that it will pay for National Patent's Five Star stock, (iii) after the expiration of the tender offer, FLJ will consummate a merger providing any non-tendering holders of the Company's shares with the same consideration as those who tendered, and (iv) upon consummation of the merger, FLJ would cause the Company to repay its $2.8 million note to National Patent, together with all accrued interest.

     There can be no assurances that the proposed transactions will be consummated, either on the terms set forth in the letter of intent or at all.

     The forward-looking statements contained herein reflect Five Star's management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of Five Star, including, but not limited to the risks and uncertainties detailed in Five Star's periodic reports and registration statements filed with the Securities and Exchange Commission.

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